UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 7, 2022

LEGACY HOUSING CORPORATION
(Exact name of registrant as specified in its charter)

Texas	001-38761	20-2897516
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Airport Freeway, #100, Bedford, Texas		76022
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (817) 799-4900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol	Name of each exchange on which registered:
Common Stock ($0.001 par value)	LEGH	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Duncan Bates as President and CEO

Effective June 7, 2022, the Board of Directors (the “Board”) of Legacy Housing Corporation (the “Company”), appointed Duncan Bates as President and Chief Executive Officer (“CEO”).

Mr. Bates most recently served as Senior Vice President, Mergers & Acquisitions of Arcosa Inc., a publicly traded infrastructure products company since August 2018. Under his leadership, Arcosa executed 16 acquisitions and 2 divestitures in a three and ½ year period to reposition its portfolio around growth-oriented, high-margin products. Previously, he served as a Vice President in the Industrials Investment Banking Group at Stephens Inc. from June 2015 to August 2018. From February 2012 to June 2015, he worked in the Energy Investment Banking Group at Seaport Global Securities, LLC. Mr. Bates began his career in New York at Willis Re Inc. in July 2010. Mr. Bates received his B.S. Management degree with a double major in Finance and Legal Studies from Tulane University.

Mr. Bates replaces Kenneth Shipley, who as part of the management reorganization, will remain with the Company as Founder and Executive Vice President. Mr. Shipley will also remain a member of the Board.

Mr. Bates resigned from the Company’s Board effective June 7, 2022.

The Company also entered into an employment agreement (the “Agreement”) with Mr. Bates on June 7, 2022.

The Agreement provides for a term that commences on June 7, 2022 (the “Effective Date”) and expires on June 7, 2027, (the “Initial Employment Period”). Pursuant to the Agreement, Mr. Bates will serve in his current position with the Company, as set forth above, and will have duties, responsibilities, and authority that are customary to such position.

The Agreement provides for Mr. Bates to receive a base salary of $300,000 per year and a signing bonus consisting of a restricted stock award of 14,700 shares of Company common stock, which shall vest one-half each of the first and second anniversary of the Effective Date. Mr. Bates is eligible for an annual incentive bonus that will be determined by the Board. The Agreement grants Mr. Bates an option to purchase 300,000 shares of Company common stock at an exercise price of $36 per share, which shall vest one-tenth on each anniversary of the Effective Date and have a term of ten years and shall also be subject to the terms of the Company’s 2018 Incentive Plan. The Agreement also grants Mr. Bates an option to purchase 600,000 shares of Company common stock at an exercise price of $48 per share, which shall vest one-tenth on each anniversary of the Effective Date and have a term of ten years and shall also be subject to the terms of the Company’s 2018 Incentive Plan. Mr. Bates is also entitled to receive such health, death, disability, and other insurance benefits, and to participate in such retirement and other plans, as are made available to other executive officers of the Company.

The Agreement contains certain customary non-competition, non-solicitation and confidentiality provisions.

The foregoing summary and description of the Agreement are not and do not purport to be complete and are subject to, and qualified in its entirety by, the full text of the Agreement, a copy of which is filed as exhibit 10.1 is incorporated herein by reference.

Appointment of Francisco Coll as Director

On June 7, 2022, the Company’s Board appointed Francisco J. Coll to fill the vacancy in the Board created by the resignation of Duncan Bates. Mr. Coll’s appointment as a director is effective immediately and his term as a director will continue until the Company’s 2022 Annual Meeting of Stockholders or until his successor is duly elected and qualified. The Board determined that Mr. Coll is independent under the rules and regulations of both the Securities and Exchange Commission (the “SEC”) and the NASDAQ Stock Market. Mr. Coll will serve as Chairman of the Nominating and Corporate Governance Committee and is a member of the Audit Committee.

Mr. Coll has served as the President of Universal Air Conditioner, Inc., a wholesale distributor of aftermarket auto parts since March 2015. Previously, he was the US Head of Sales for BTG Pactual, a Brazilian investment bank and asset manager that operates throughout Latin America, from March 2011 until March 2015. Mr. Coll began his career at UBS Investment Bank in the sales & trading and wealth management rotational program in July 2007. Mr. Coll received his B.S. degree in East Asian Studies with a minor in Financial Economics from Vanderbilt University.

There are currently no agreements, arrangements or understandings between Mr. Coll and any other person pursuant to which Mr. Coll was appointed to serve as a member of the Board. The Company is not aware of any transaction in which Mr. Coll has an interest requiring disclosure under Item 404(a) of the SEC’s Regulation S-K. Mr. Coll’s compensation as a non-employee director will be the same as provided to the Company’s other non-employee directors.

Item 9.01 Financial Statements and Exhibits.

(d)Exhibits

Exhibit No.	Description

10.1	Employment Agreement, effective June 7, 2022 by and between Legacy Housing Corporation and Duncan Bates.

99.1	Press Release announcing appointment of Duncan Bates as President and CEO of Legacy Housing Corporation.

104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEGACY HOUSING CORPORATION

Date: June 13, 2022	By:	/s/ Curtis D. Hodgson
	Name:	Curtis D. Hodgson
	Title:	Executive Chairman of the Board